Pricing Supplement No. T1963 To the Product Supplement No. I-C dated June 18, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 October 14, 2020
Financial Products
$1,250,000 Accelerated Barrier Notes due October 19, 2023 Linked to the Performance of the Lowest Performing of the SPDR® Gold Trust and the iShares® Silver Trust
•	Investors will not receive any interest or dividend payments. The securities do not guarantee any return of principal at maturity.

•	If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, investors will receive the principal amount of their investment plus a return based on the leveraged upside performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level but a Knock-In Event has not occurred, investors will receive the principal amount of their investment.

•	If a Knock-In Event has occurred, investors will lose 1% of their principal for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level. You could lose your entire investment.

•	Senior unsecured obligations of Credit Suisse maturing October 19, 2023. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities was determined on October 14, 2020 (the “Trade Date”), and the securities are expected to settle on October 19, 2020 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$29.50	$970.50
Total	$1,250,000	$36,875	$1,213,125

(1) Certain fiduciary accounts may pay a purchase price of at least $970.50 per $1,000 principal amount of securities.

(2) We or one of our affiliates will pay discounts and commissions of $29.50 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $954.20 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

October 14, 2020

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlyings:	The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the Underlyings, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
	Underlying	Ticker	Initial Level	Knock-In Level
	SPDR® Gold Trust	GLD UP <Equity>	$178.27	$106.962 (60% of Initial Level)
	iShares® Silver Trust	SLV UP <Equity>	$22.54	$13.524 (60% of Initial Level)

Upside Participation Rate:	136.50%
Redemption Amount:	At maturity, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Security Performance Factor, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Security Performance Factor:	The Security Performance Factor is expressed as a percentage and is calculated as follows:
• If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the Security Performance Factor will equal the product of (i) the Upside Participation Rate and (ii) the Underlying Return of the Lowest Performing Underlying.

•     If the Final Level of the Lowest Performing Underlying is less than its Initial Level and:

(i) a Knock-In Event has occurred, the Security Performance Factor will equal the Underlying Return of the Lowest Performing Underlying.

(ii) a Knock-In Event has not occurred, the Security Performance Factor will equal zero.

If a Knock-In Event has occurred, the Security Performance Factor will be negative and you will receive less than $600 for each $1,000 principal amount of your securities at maturity. You could lose your entire investment.
Underlying Return:	For each Underlying: Final Level - Initial Level Initial Level The Underlying Return for any Underlying will be negative if its Final Level is less than its Initial Level.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Knock-In Event:	A Knock-In Event occurs if the Final Level of any Underlying is less than its Knock-In Level.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date, as set forth in the table above.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Valuation Date:	October 16, 2023, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Maturity Date:	October 19, 2023, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Events of Default:

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•     a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP:	22552WPW9

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I-C dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011958/dp130587_424b2-ps1c.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and examples below illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a hypothetical range of Underlying Returns of the Lowest Performing Underlying and corresponding Security Performance Factors. The table and examples below assume that the Upside Participation Rate is 136.50% and the Knock-In Level for each Underlying is 60% of the Initial Level for such Underlying. The actual Upside Participation Rate and Knock-In Levels are set forth in “Key Terms” herein. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will depend on the Final Level of the Lowest Performing Underlying and on whether a Knock-In Event has occurred. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. You should consider carefully whether the securities are suited to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

TABLE: Hypothetical Redemption Amounts

Underlying Return of the Lowest Performing Underlying	Security Performance Factor	Redemption Amount per $1,000 Principal Amount of Securities
100%	136.50%	$2,365
90%	122.85%	$2,228.50
80%	109.20%	$2,092
70%	95.55%	$1,955.50
60%	81.90%	$1,819
50%	68.25%	$1,682.50
40%	54.60%	$1,546
30%	40.95%	$1,409.50
20%	27.30%	$1,273
10%	13.65%	$1,136.50
0%	0%	$1,000
-10%	0%	$1,000
-20%	0%	$1,000
-30%	0%	$1,000
-40%	0%	$1,000
-41%	-41%	$590
-50%	-50%	$500
-60%	-60%	$400
-70%	-70%	$300
-80%	-80%	$200
-90%	-90%	$100
-100%	-100%	$0

EXAMPLES:

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The Lowest Performing Underlying increases by 70% from its Initial Level to its Final Level.

Underlying	Final Level
GLD	170% of Initial Level
SLV	180% of Initial Level

Because the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the Redemption Amount is determined as follows:

Security Performance Factor	= Upside Participation Rate × Underlying Return of the Lowest Performing Underlying = 136.50% × 70% = 95.55%
Redemption Amount	= $1,000 × (1 + Security Performance Factor) = $1,000 × 1.9555 = $1,955.50

Because the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the Security Performance Factor is equal to the appreciation in the Lowest Performing Underlying from its Initial Level to its Final Level times the Upside Participation Rate.

Example 2: The Lowest Performing Underlying decreases by 10% from its Initial Level to its Final Level.

Underlying	Final Level
GLD	90% of Initial Level
SLV	110% of Initial Level

Because the Final Level of the Lowest Performing Underlying is less than its Initial Level but equal to or greater than its Knock-In Level, a Knock-In Event has not occurred and the Redemption Amount is determined as follows:

Security Performance Factor	= 0%
Redemption Amount	= $1,000 × (1 + Security Performance Factor) = $1,000 × 1 = $1,000

Because the Final Level of the Lowest Performing Underlying is less than its Initial Level but equal to or greater than its Knock-In Level, the Security Performance Factor is equal to zero.

Example 3: The Lowest Performing Underlying decreases by 60% from its Initial Level to its Final Level.

Underlying	Final Level
GLD	40% of Initial Level
SLV	110% of Initial Level

Because the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, a Knock-In Event has occurred and the Redemption Amount is determined as follows:

Security Performance Factor	= Underlying Return of the Lowest Performing Underlying = -60%
Redemption Amount	= $1,000 × (1 + Security Performance Factor) = $1,000 × 0.40 = $400

Because the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, a Knock-In Event has occurred and you will be exposed to any depreciation in the Lowest Performing Underlying from its Initial Level to its Final Level.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of securities. If a Knock-In Event has occurred, you will lose 1% of your principal for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount is based on the performance of the Underlyings. Because the Redemption Amount may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	THE PROBABILITY THAT THE FINAL LEVEL OF THE LOWEST PERFORMING UNDERLYING WILL BE LESS THAN ITS KNOCK-IN LEVEL WILL DEPEND ON THE VOLATILITY OF SUCH UNDERLYING — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level of such Underlying could be less than its Knock-In Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Underlyings as of the Trade Date. The volatility of each Underlying can change significantly over the term of the securities. The levels of the Underlyings could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS — The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that the Final Level of at least one of the Underlyings will be less than its Knock-In Level, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

•	THERE ARE RISKS ASSOCIATED WITH THE UNDERLYINGS — Although shares of the Underlyings are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. Each Underlying is subject to management risk, which is the risk that an Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Underlying’s investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Underlying. Any of these actions could adversely affect the price of the shares of each Underlying and consequently the value of the securities. For additional information on the Underlyings, see “The Underlyings” herein.

•	THE SECURITIES ARE NOT SUBJECT TO REGULATION BY THE COMMODITY FUTURES TRADING COMMISSION — The proceeds to be received by us from the sale of the securities will not be used to purchase or sell any commodities futures contracts or options on futures contracts for your benefit. An investment in the securities thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the securities will not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC.” The Issuer is not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

•	COMMODITY PRICES ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO A HIGH AND UNPREDICTABLE VOLATILITY IN THE UNDERLYINGS — The market prices of gold and silver, which comprise the SPDR® Gold Trust and the iShares® Silver Trust, respectively, tend to be highly volatile. Commodity market prices are not related to the value of a future income or earnings stream, as tends to be the case with fixed-income and equity investments, but are subject to rapid fluctuations based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors may have a larger impact on commodity prices and commodity-linked instruments than on traditional fixed-income and equity securities. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the price of the Underlyings, and thus the value of your securities, in unpredictable or unanticipated ways. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

•	THE VALUE OF THE SPDR® GOLD TRUST MAY NOT FULLY REPLICATE THE PERFORMANCE OF THE PRICE OF GOLD — The performance of the SPDR® Gold Trust may not fully replicate the performance of the price of gold due to the fees and expenses charged by the SPDR® Gold Trust, restrictions on access to gold or other circumstances. The SPDR® Gold Trust does not generate any income and as the SPDR® Gold Trust regularly sells gold to pay for its ongoing expenses, the amount of gold represented by the SPDR® Gold Trust has gradually declined over time. The SPDR® Gold Trust sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the SPDR® Gold Trust rises or falls in response to changes in the price of gold. The sale of the SPDR® Gold Trust’s gold to pay expenses at a time of low gold prices could adversely affect the value of the SPDR® Gold Trust. Additionally, there is a risk that part or all of the SPDR® Gold Trust’s gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

•	THE VALUE OF THE iSHARES® SILVER TRUST MAY NOT FULLY REPLICATE THE PERFORMANCE OF THE PRICE OF SILVER — The performance of the iShares® Silver Trust may not fully replicate the performance of the price of silver due to the fees and expenses charged by the iShares® Silver Trust, restrictions on access to silver or other circumstances. The iShares® Silver Trust does not generate any income and as the iShares® Silver Trust regularly sells silver to pay for its ongoing expenses, the amount of silver represented by the iShares® Silver Trust has gradually declined over time. The iShares® Silver Trust sells silver to pay expenses on an ongoing basis irrespective of whether the trading price of the iShares® Silver Trust rises or falls in response to changes in the price of silver. The sale of the iShares® Silver Trust’s silver to pay expenses at a time of low silver prices could adversely affect the value of the iShares® Silver Trust. Additionally, there is a risk that part or all of the iShares® Silver Trust’s silver could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

•	THERE ARE RISKS IN SECURITIES RELATING TO COMMODITIES TRADING ON THE LONDON BULLION MARKET ASSOCIATION — The value of the SPDR® Gold Trust is closely related to the price of gold and the value of the iShares® Silver Trust is closely related to the price of silver. Gold and silver are traded on the London Bullion Market Association (“LBMA”). The LBMA is a self-regulated association of bullion market participants.

Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and silver may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in the Underlyings or instruments related to the Underlyings. We or our affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the securities;

o	interest and yield rates in the market generally;

o	global gold and silver supply and demand, which is influenced by such factors as forward selling by gold and silver producers, purchases made by gold and silver producers to unwind gold and silver hedge positions, central bank purchases and sales of gold, and production and cost levels in major gold-producing countries and in major silver-producing countries;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlyings or the assets that comprise the Underlyings. The return on your investment is not the same as the total return based on the purchase of shares of the Underlyings or the assets that comprise the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Underlyings or the assets that comprise the Underlyings.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities described herein is respected, there is a substantial risk that a security will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

The SPDR® Gold Trust

We have derived all information contained herein regarding the SPDR® Gold Trust from publicly available information. Such information reflects the policies of, and is subject to change by, World Gold Trust Services, LLC, the sponsor of the SPDR® Gold Trust. We have not conducted any independent review or due diligence of any publicly available information with respect to the SPDR® Gold Trust.

The SPDR® Gold Trust is an investment trust that seeks to reflect the performance of the price of gold bullion, less the expenses of the Trust’s operations.

Information filed by the SPDR® Gold Trust with the SEC under the Securities Exchange Act can be found by reference to its SEC file numbers: 001-32356 and 333-217785. Shares of the SPDR® Gold Trust are listed on the NYSE Arca under ticker symbol “GLD.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement or the prospectus.

The iShares® Silver Trust

We have derived all information contained herein regarding the iShares® Silver Trust from publicly available information. Such information reflects the policies of, and is subject to change by, iShares Delaware Trust Sponsor LLC, the sponsor of the iShares® Silver Trust. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® Silver Trust.

The iShares® Silver Trust is an investment trust that seeks to reflect generally the performance of the price of silver.

Information filed by the iShares® Silver Trust with the SEC under the Securities Exchange Act can be found by reference to its SEC file numbers: 001-32863 and 333-216971. Shares of the iShares® Silver Trust are listed on the NYSE Arca under ticker symbol “SLV.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement or the prospectus.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 2, 2015 through October 14, 2020. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Underlyings, see “The Underlyings” herein.

The closing level of the SPDR® Gold Trust on October 14, 2020 was $178.27.

The closing level of the iShares® Silver Trust on October 14, 2020 was $22.54.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as described herein is respected, there is a substantial risk that your purchase of a security will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. In addition, long-term capital gain that you would otherwise recognize in respect of your securities up to the amount of the “net underlying long-term capital gain” could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU will offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive discounts and commissions of $29.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated September 9, 2020 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on September 9, 2020. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated September 9, 2020, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on September 9, 2020. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse